Exhibit 10(m)

BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

Effective January 1, 2002

1.	Purpose:

The Corporation establishes this Plan effective January 1, 2002 for the purpose of determining for certain key associates the portion of incentive compensation to be awarded in the form of Restricted Stock Shares or Restricted Stock Units under the Stock Plan. By awarding a portion of a key associate’s incentive compensation in the form of Restricted Stock Shares or Restricted Stock Units which become earned and payable over time, the Corporation intends to induce the associate to remain employed by the Corporation and its Subsidiaries and to further align the interests of the associate with the Corporation’s stockholders.

2.	Definitions:

For purposes of the Plan, the following terms shall have the following meanings

“Associate” means a common law employee of the Corporation or one of its Subsidiaries who is identified as an employee in the personnel records of the Corporation or the applicable Subsidiary.

“Cause” shall be defined as that term is defined in a Covered Associate’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means any of the following as determined by the Plan Administrator with respect to a Covered Associate: (i) an act of fraud or dishonesty committed by the Covered Associate in the course of the Covered Associate’s employment; (ii) a conviction of (or plea of no contest with respect to) a crime constituting a felony; (iii) an act or omission which causes the Covered Associate or the Corporation or any Subsidiary to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Corporation or any Subsidiary is a member, including statutory disqualification; (iv) failure to perform the Covered Associate’s job function(s), which the Corporation views as being material to the Covered Associate’s position and the overall business of the Corporation and its Subsidiaries under circumstances where such failure is detrimental to the Corporation or any Subsidiary; (v) a material breach of any written policy applicable to employees of the Corporation and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (vi) an unauthorized disclosure of any confidential or proprietary information of the Corporation or its Subsidiaries or commission of any other material violation of the Corporation’s written policies or signed agreement(s) regarding Confidential and Proprietary Information.

“Common Stock” means the common stock of the Corporation.

“Corporate Personnel Executive” means the Corporate Personnel Executive of the Corporation (or any permitted delegee pursuant to Paragraph 3).

“Corporation” means Bank of America Corporation, and its successors and assigns.

“Covered Associate” means an Associate who is employed in either (i) job band 1 or 2, (ii) the Corporation’s Global Corporate and Investment Banking Group, (iii) the Corporation’s Asset Management Group or (iv) any other group of Associates as the Plan Administrator may determine from time to time; provided, however, that (i) an Associate shall not be a Covered Associate for a Plan Year unless the Associate satisfies any other eligibility requirements set forth on the applicable Schedule attached to the Plan and (ii) the term “Covered Associate” shall not include any “Insider” or “Named Executive Officer” as defined under the Stock Plan. The Plan Administrator shall make all determinations as to whether an Associate is a Covered Associate for a Plan Year. In that regard, the Plan Administrator in its sole and exclusive discretion may determine to exclude an Associate (or group of Associates) from being considered a Covered Associate with respect to a Covered Incentive at any time prior to the applicable Grant Date.

“Covered Incentive” means, with respect to a Covered Associate, any incentive award determined pursuant to any incentive compensation plan of the Corporation approved for purposes of this Plan by the Plan Administrator. Covered Incentives may be determined annually, quarterly, or on such other basis as provided by the applicable plan. Notwithstanding the foregoing, to the extent permitted by applicable law, no amount shall be considered a Covered Incentive that is payable after the date of the Covered Associate’s termination of employment with Corporation and its Subsidiaries (including without limitation any amounts constituting severance payments).

“Effective Date” means the effective date of the Plan: January 1, 2002.

“Fair Market Value” of a share of Common Stock means the closing price on the relevant date of a share of Common Stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal (Eastern Edition) or in any other publication selected by the Plan Administrator; provided, however, that if the shares are misquoted or omitted by the selected publication(s), the Plan Administrator shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Grant Date” means the date that Restricted Stock Shares or Restricted Stock Units are awarded to a Covered Associate pursuant to the Plan for Covered Incentives earned for a calendar year, which date shall be February 15 of the following calendar year, or if that February 15 is not a business day, the next preceding business day.

“Plan Administrator” means the Corporate Personnel Executive. :

“Premium Amount” means an amount equal to twenty-five percent (25%) of the Principal Amount which is to be awarded as Restricted Stock Shares or Restricted Stock Units as determined under Section 4 below.

“Principal Amount” means the portion of a Covered Associate’s Covered Incentive to be awarded as Restricted Stock Shares or Restricted Stock Units as determined under Section 4 below and the applicable schedule attached to the Plan.

“Restricted Stock Share” means a share of “Restricted Stock” awarded under, and within the meaning of, the Stock Plan.

“Restricted Stock Unit” means a “Restricted Stock Unit” awarded under, and within the meaning of, the Stock Plan.

“Retirement” means:

(a)	for an Associate working in the United States, the Associate’s termination of employment with the Corporation and its Subsidiaries (other than due to the Associate’s death or disability) after the Associate has (i) attained at least age fifty (50), (ii) completed at least fifteen (15) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by the Corporation, and (iii) attained a combined age and years of “Vesting Service” equal to at least seventy-five (75); or

(b)	for an Associate working outside the United States, termination of the Associate’s employment with the Corporation and its Subsidiaries (other than due to the Associate’s death or disability) as of the later of (i) the date of the Associate’s eligibility for retirement under the local program or (ii) attainment of at least age fifty (50).

“Stock Plan” means the Bank of America Corporation 2003 Key Associate Stock Plan, as the same may be in effect from time to time, or any successor plan thereto.

“Subsidiary” means a “Subsidiary” as defined under the Stock Plan.

3.	Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.	Operation:

This Plan shall apply to any Covered Incentive of a Covered Associate determined for performance periods beginning on or after the Effective Date. For any such Covered Incentive, a portion shall be awarded in cash and a portion shall be awarded as Restricted Stock Shares or Restricted Stock Units on the applicable Grant Date and earned over time thereafter in accordance with the following provisions:

(a)	The Plan Administrator shall determine from time to time whether awards to particular Covered Associates or groups of Covered Associates under the Plan shall be in the form of Restricted Stock Shares or Restricted Stock Units.

(b)	The Principal Amount for a Covered Associate to be awarded as Restricted Stock Shares or Restricted Stock Units shall be determined pursuant to the applicable schedule attached hereto. The related Premium Amount for the Covered Associate shall equal the Principal Amount times twenty-five percent (25%). The Plan Administrator shall make all determinations as to which schedule applies to a particular Covered Associate with respect to any Covered Incentive (for example, in connection with a Covered Associate who transfers jobs among business units covered by different schedules).

(c)	For purposes of applying the applicable Principal Amount schedules to Covered Incentives determined more frequently than annually, the following provisions shall apply:

(i)	the amount of all such Covered Incentives for a calendar year shall be aggregated for purposes of applying the Principal Amount formula under the applicable schedule for that calendar year;

(ii)	the Plan Administrator shall determine the appropriate methodology for accruing a portion of each such Covered Incentive within the calendar year for purposes of applying the applicable Principal Amount formula at the end of the calendar year; and

(iii)	if the Covered Associate terminates employment with the Corporation and its Subsidiaries prior to the applicable Grant Date, any such amounts that were previously accrued during the calendar year shall be paid to the Covered Associate in cash (less applicable payroll and withholding taxes) as soon as administratively practicable after termination of employment, except that in the case of termination by the Covered Associate’s employer for Cause or termination by the Covered Associate (other than Retirement), such accruals shall be forfeited as of the date of termination.

(d)	The number of Restricted Stock Shares or Restricted Stock Units to be awarded to a Covered Associate shall equal the aggregate of the Principal Amount and Premium Amount determined under subparagraph (b) above divided by the average Fair Market Value of a share of Common Stock for the five consecutive trading days ending on the applicable Grant Date.

(e)	The number of Restricted Stock Shares or Restricted Stock Units determined in accordance with subparagraph (d) above shall be awarded under the Stock Plan to the Covered Associate and evidenced by an award agreement. Subject to the determination of the Plan Administrator, the award agreement shall include the following provisions:

(i)	The Restricted Stock Shares or Restricted Stock Units shall be earned and payable in three equal annual installments beginning on the first anniversary of the Grant Date.

(ii)	Any unearned Restricted Stock Shares or Restricted Stock Units shall become earned and payable immediately upon the Covered Associate’s death, “Disability” (as defined under the Stock Plan), Retirement or termination of employment by the Corporation and its Subsidiaries without Cause (including, but not limited to, termination due to workforce reduction, job elimination or divestiture).

(iii)	Any unearned Restricted Stock Shares or Restricted Stock Units shall be immediately forfeited as of the employment termination date in the event of either (A) termination of employment by the Covered Associate’s employer for Cause or (B) termination of employment by the Covered Associate (other than Retirement).

(iv)	Cash dividends on unearned Restricted Stock Shares shall either be payable to the Covered Associate as soon as administratively practicable following the applicable dividend payment date or shall be accrued and payable as the award becomes earned and payable, as set forth in the applicable award agreement. Restricted Stock Units shall include dividend equivalents providing economic rights substantially similar to cash dividends on Restricted Stock Shares as set forth in the applicable award agreement.

(f)	For a Covered Associate working inside the United States, if and to the extent Restricted Stock Units become earned and payable, they shall be paid to the Covered Associate by delivery of one (1) share of Common Stock for each Restricted Stock Unit. For a Covered Associate working outside the United States, if and to the extent Restricted Stock Units become earned and payable, they shall be payable in either shares of Common Stock or cash as provided in the applicable award agreement.

(g)

Notwithstanding any provision herein to the contrary, for awards of Restricted Stock Shares or Restricted Stock Units to Covered Associates working outside the United States, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which Covered Associates covered by the Plan are located, the Plan Administrator shall have the power and authority to (i) determine which Covered Associates working outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of awards of Restricted Stock Shares or Restricted Stock Units made to such Covered Associates and (iii) establish subplans and modified terms and procedures to the extent such actions may be necessary or advisable.

(h)	Notwithstanding any provision herein to the contrary, the Plan Administrator may modify the percentages set forth in the schedules referenced in subparagraph (b) above or modify the definition of Covered Incentive for a Covered Associate or group of Covered Associates for a given period of time, provided that any such modification that is made after the applicable period of time has commenced will not result in a larger portion of the Covered Associate’s Covered Incentive being awarded as Restricted Stock Shares or Restricted Stock Units with respect to that period (compared to what would have been awarded as Restricted Stock Shares or Restricted Stock Units without regard to such modification).

(i)	The Plan Administrator shall determine from time to time if, and to what extent, the portion of a Covered Incentive awarded as Restricted Stock Shares or Restricted Stock Units under the Plan shall be taken into account under the other benefit plans of the Corporation and its Subsidiaries.

(j)	All awards of Restricted Stock Shares or Restricted Stock Units under the Plan shall be subject to approval by the Compensation Committee of the Board of Directors of the Corporation to the extent required by the Stock Plan.

5.	Amendment, Modification and Termination of the Plan:

The Plan Administrator shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall adversely affect any award of Restricted Stock Shares or Restricted Stock Units granted before the effective date of such amendment or termination without the consent of the affected Covered Associate.

6.	Applicable Law:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

7.	Miscellaneous:

A Covered Associate’s rights and interests under the Plan may not be assigned or transferred by the Covered Associate. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Covered Associate. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation.

BANK OF AMERICA CORPORATION

By:	/s/ J. Steele Alphin
J. Steele Alphin
Corporate Personnel Executive

BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

SCHEDULE 1

Principal Amount for Job Bands 1 and 2

(including GCIB Associates in Job Bands 1 and 2) and

Asset Management Group Associates

This Schedule applies to an Associate who, for a Plan Year, is employed in either (i) job band 1 or 2 (including an Associate who is employed by the Global Corporate and Investment Banking Group in job band 1 or 2) or (ii) the Asset Management Group, and who receives a Covered Incentive award for the Plan Year of at least $100,000. The Principal Amount for such a Covered Associate shall equal the sum of (A) 10% of the portion of the Covered Incentive that is less than or equal to $250,000, (B) 20% of the portion of the Covered Incentive that is greater than $250,000 but less than $500,000, (C) 30% of the portion of the Covered Incentive that is greater than or equal to $500,000 but less than $1,000,000, and (D) 35% of the portion of the Covered Incentive that is greater than or equal to $1,000,000.

BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

SCHEDULE 2

Principal Amount for GCIB

The Principal Amount for a Covered Associate who is employed in the Global Corporate and Investment Banking Group who is not in job band 1 or 2 shall equal the sum of (A) 20% of the portion of the Covered Incentive that is greater than $250,000 but less than $500,000, (B) 30% of the portion of the Covered Incentive that is greater than or equal to $500,000 but less than $1,000,000, and (C) 35% of the portion of the Covered Incentive that is greater than or equal to $1,000,000. Notwithstanding the foregoing, for a Covered Incentive for a Plan Year that is greater than $250,000 but less than $275,000, the Principal Amount shall be $5,000.

BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

OFFICER’S CERTIFICATE OF PLAN ADMINISTRATOR

The undersigned, J. Steele Alphin, the Corporate Personnel Executive of Bank of America Corporation (the “Company”), acting as the “Plan Administrator” of the Bank of America Corporation Equity Incentive Plan (the “EIP”), hereby certifies, determines and resolves that, pursuant to Section 5 of the EIP, the EIP plan document is amended in accordance with Exhibit A attached hereto.

March 4, 2003	/s/ J. Steele Alphin
J. Steele Alphin
Corporate Personnel Executive Bank of America Corporation

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EXHIBIT A

BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

Amendments

1. Effective for awards made for performance in 2002 and thereafter, the definition of “Cause” in Section 2 of the EIP is amended to read as follows:

“Cause” shall be defined as that term is defined in a Covered Associate’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means any of the following as determined by the Plan Administrator with respect to a Covered Associate: (i) an act of fraud or dishonesty committed by the Covered Associate in the course of the Covered Associate’s employment; (ii) a conviction of (or plea of no contest with respect to) a crime constituting a felony; (iii) failure to perform the Covered Associate’s job function(s), which the Corporation views as being material to the Covered Associate’s position and the overall business of the Corporation and its Subsidiaries under circumstances where such failure is detrimental to the Corporation or any Subsidiary; (iv) a material breach of any written policy applicable to employees of the Corporation and its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) an unauthorized disclosure of any confidential or proprietary information of the Corporation or its Subsidiaries or commission of any other material violation of the Corporation’s written policies or signed agreement(s) regarding Confidential and Proprietary Information.

2. Effective for awards made for performance in 2003 and thereafter, the definition of “Premium Amount” in Section 2 of the EIP is amended to read as follows:

“Premium Amount” means an amount equal to ten percent (10%) of the Principal Amount which is to be awarded as Restricted Stock Shares or Restricted Stock Units as determined under Section 4 below.

3. Effective for awards made for performance in 2003 and thereafter, the second sentence of Section 4(b) of the EIP is amended to read as follows:

The related Premium Amount for the Covered Associate shall equal the Principal Amount times ten percent (10%).

BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

OFFICER’S CERTIFICATE OF PLAN ADMINISTRATOR

The undersigned, J. Steele Alphin, the Corporate Personnel Executive of Bank of America Corporation (the “Company”), acting as the “Plan Administrator” of the Bank of America Corporation Equity Incentive Plan (the “EIP”), hereby certifies, determines and resolves that, pursuant to Section 2 of the EIP, “Covered Incentive” for 2004 for any legacy FleetBoston Covered Associate shall be limited to discretionary incentive awards for 2004 that are made in 2005, and shall therefore not include any incentive compensation awarded and paid during 2004.

October 9, 2004	/s/ J. Steele Alphin
J. Steele Alphin
Corporate Personnel Executive Bank of America Corporation

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BANK OF AMERICA CORPORATION

EQUITY INCENTIVE PLAN

OFFICER’S CERTIFICATE OF PLAN ADMINISTRATOR

The undersigned, J. Steele Alphin, the Corporate Personnel Executive of Bank of America Corporation (the “Company”), acting as the “Plan Administrator” of the Bank of America Corporation Equity Incentive Plan (the “EIP”), hereby certifies, determines and resolves that, pursuant to Section 5 of the EIP, the EIP plan document is hereby amended as follows:

Effective for awards made for performance in 2004 and thereafter, the definition of “Retirement” in Section 2 of the EIP is amended to read as follows:

“Retirement” means an Associate’s termination of employment with the Corporation and its Subsidiaries (other than due to the Associate’s death or disability but excluding for Cause):

(a)	for an Associate working in the United States or a United States Associate on global assignment, after the Associate has (i) completed at least ten (10) years of “Vesting Service” under the tax-qualified Pension Plan sponsored by the Corporation in which the Associate participates and (ii) attained a combined age and years of “Vesting Service” equal to at least sixty (60); or

(b)	for an Associate working outside the United States (other than a United States Associate on global assignment), as of the later of (i) the date of the Associate’s eligibility for retirement under the local program or (ii) attainment of at least age fifty (50).”

December 12, 2004	/s/ J. Steele Alphin
J. Steele Alphin
Corporate Personnel Executive Bank of America Corporation

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